Exhibit 3.3

WRITTEN CONSENT OF THE STOCKHOLDERS AND DIRECTORS OF

BEAR VILLAGE, INCORPORATED

IN LIEU OF ORGANIZATIONAL MEETING

The undersigned, constituting all of the Stockholders and Directors of Bear Village, Inc. a Wyoming corporation (the “Corporation”), deem it in the best interests of the Corporation to adopt Bylaws, elect officers and to take other action relative to the organization of the Corporation. Accordingly, such persons hereby adopt the following resolutions by written consent in lieu of a meeting:

RESOLVED, that the actions taken by the Incorporator, Donald R. Keer in causing the Certificate of Incorporation of the Corporation to be filed with the Secretary of the State of Wyoming are ratified, confirmed, and approved, and the Secretary is instructed to insert a copy of the Certificate of Incorporation in the minutes book; and further,

RESOLVED, that the Bylaws of the Corporation be adopted as the Bylaws of the Corporation, and the Secretary is instructed to cause the same to be inserted in the minute book; and further,

RESOLVED, that the founding shareholders accept the appointment of Registered Agents Inc. located at 30 N Gould St Ste R, Sheridan, WY 82801 USA as the corporate registered agent for Wyoming; and further,

RESOLVED, that the founding shareholders accept the resignation of Donald R. Keer as the sole director and incorporator effective immediately upon approval of these Organizational Meeting Minutes; and further,

RESOLVED, that the Corporation shall create 100,000 Shares of Series A Preferred Stock in accordance with the attached Certificate of Designation; and further,

RESOLVED, that the Corporation shall create 5,000,000 Shares of Series B Preferred Stock in accordance with the attached Certificate of Designation; and further,

RESOLVED, that Series A Preferred Stock shall be issued to the founding shareholders in the name and amounts as follows:

Eric Collins	25,000 Series A Preferred
Ricardo Haynes	15,000 Series A Preferred
Lance Lehr	5,000 Series A Preferred
Tori White	48,000 Series A Preferred
Donald Keer	7,000 Series A Preferred

and further;

RESOLVED, that the number of Directors of the Corporation be fixed at five (5); and further,

RESOLVED, that the annual meetings of Stockholders and Directors of the Corporation shall be held on the fifteenth (15th), or the first business day thereafter, of the month of March of each year, beginning with the year 2021; and further,

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RESOLVED, that the fiscal year of the Corporation shall begin on March 1 and end September 30; and further,

RESOLVED, that the President and Secretary are hereby authorized and directed to a stock certificate representing the shares of the common stock of the Corporation to the named persons previously in these meeting minutes; and further,

RESOLVED, that the following persons are elected to the Board of Directors to serve until their respective successors are chosen and qualify:

Chairman – Eric Collins

Director – Ricardo Haynes

Director – Lance Lehr

Director – Matthew D. White

Director – Donald R. Keer

and further,

RESOLVED, that the following persons are elected to the offices set forth opposite their respective names, to serve until their respective successors are chosen and qualify:

CEO – Eric Collins

President – Ricardo Haynes

Treasurer – Matthew D. White

Secretary – Donald R. Keer

and further,

RESOLVED, that the officers of the Corporation shall engage a suitable banking institution with two separate accounts, one for the acceptance of investment funds and one designated as the operating account and depository of the funds of the Corporation, and that the Corporation and the Corporate Resolution attached as hereto is hereby approved and adopted and by this reference made a part; and further,

RESOLVED, that the officers of the Corporation shall engage a certified CPA accountant to establish accounting procedures and methods for proper reporting of the Corporation’s operating financials.

RESOLVED, that the Corporation shall qualify to do business in any state, territory, dependency, or country wherein qualification is deemed advisable or necessary, and that the proper officers or the Corporation are hereby authorized to perform the following acts:

1.	Appoint and substitute all necessary agents or attorneys for service of process;

2.	Designate and change the location of any necessary statutory office;

3.	Make and file, under the corporate seal, all necessary instruments as may be required by the laws of such state, territory, dependency, or country to authorize the Corporation to transact business therein;

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4.	Incur and pay all such fees, taxes, and other expenses as shall be necessary or expedient for the Corporation to cease doing business therein and withdraw therefrom;

5.	Revoke any appointment or agent or attorney for service of process; and

6.	File such certificates, reports, revocation of appointment or surrender of authority of the Corporation to do business in any such state, territory, dependency, or country;

and further,

RESOLVED, that the officers of the Corporation are hereby authorized and directed to do or cause to be done and all acts or things as they or any of them may deem necessary or advisable to complete the organization of the Corporation and to commence the carrying on of its business, including, but not limited to, the execution of all papers or documents incidental, and the payment of all expenses, including legal fees, organizational fees and incorporation costs.

RESOLVED, that the Shareholders approve of the sale of 5,000,000 Shares of Series B Preferred Shares to investors in accordance with the terms of the attached Private Placement Memorandum.

RESOLVED, that the Shareholders approve the initiation and a filing of an initial public offering using Form 1A in accordance with the exemption provided by Regulation A of the Securities Act of 1933, 251 to 263 issued under 15.U.S.C. 77C, 77S.

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IN WITNESS WHEREOF, the undersigned, constituting all of the Stockholders and Directors of the Corporation has executed this Written Consent in lieu of an organizational meeting as of July 21, 2020.

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Ricardo Haynes – 15,000 Series A Preferred

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Eric Collins – 25,000 Series A Preferred

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Lance Lehr – 5,000 Series A Preferred

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Tori White – 48,000 Series A Preferred

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Donald Keer – 7,000 Series A Preferred

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